Exhibit 99.1

New Oriental Energy & Chemical Corporation Reports Record Revenue for the Second Quarter Fiscal 2008 on Increase in Alternative Energy Sales

•	Second Quarter Revenue Rose 129.4% to $18.2 million while Net Income Increased 14.7% to $900,000
•	A 790% Increase in DME Alternative Fuel Revenue to $12.2 million Contributed 67% of Total Revenue in the Quarter
•	Revenue for the First Six Months Increased 91.4% to $32.9 million and Net Income Grew 26.2% to $1.9 million

New York, NY - November 14, 2007 -- New Oriental Energy & Chemical Corp. (NOEC; NASDAQ), a specialty chemical and emerging alternative fuel manufacturer in The People’s Republic of China (PRC), today announced second quarter and six month fiscal 2008 results for the period ending September 30, 2007.

Record Revenue

The Company reported record revenues in its fiscal second quarter of $18.2 million compared to $7.9 million in the same period from the prior year, representing an increase of 129.4 percent. Revenue growth was primarily a result of the Company’s 100,000 tons of new DME capacity which came on line in August as well as the continued year over year growth in the Company’s Urea business. DME revenues increased 790 percent to $12.2 million with alternative energy products comprising 67 percent of revenue as compared to 28.4 percent last year. The Company’s fertilizer business collectively increased 5.7 percent with the largest contributor, Urea, increasing 11.5 percent as compared to the same period last year. During the second quarter fertilizer revenue represented 33.0 percent of the Company’s total revenue.

Alternative Fuel Growth Drives Results

“The revenue growth that we experienced during the second quarter exceeded our initial guidance of $16.0 million as a result of our initiatives to increase our alternative fuel capacity, particularly DME, and our further capitalization on the growing demand in the market for cleaner, more efficient and cost effective fuel alternatives for home heating and cooking,” commented Mr. Chen Si Qiang, New Oriental Energy & Chemical Corporation’s Chief Executive Officer. “While the second quarter saw DME sales increase, there was a normal seasonal sequential decline in the production of several of our fertilizer products due to the transition from the stronger summer growing season to winter. Overall, the demand for our fertilizer products remains robust as available arable land in China continues to decrease driving a greater need to improve overall crop yields.”

Product Revenue Comparison:

(all numbers in thousands, revenues shown in USD)

	2QFY08	Tons Sold	2QFY07	Tons Sold	% Change
Urea	$5,455	28,345	$4,891	24,352	11.5%
DME	$12,206	25,426	$1,372	2,960	789.9%
Other	$554	7,780	$1,679	13,425	-67.0%
Total Revenue	$18,216		$7,942		129.4%

The average sales price of DME on a per ton basis was $474 during the second quarter, representing a 2.5 percent decrease versus last year and a 7.5 percent increase from the first fiscal quarter. This change was a result of an increase in price for DME in the international chemical and energy market as raw material prices increased. Urea was sold for $192 per ton during the quarter and decreased 9.0 percent from the second fiscal quarter 2007 due to increased production capacity by manufacturers across China.

Cost of goods sold for the second quarter increased 143.1 percent to $16.4 million due to the increase in total sales, especially for DME and an approximate $0.4 million expense related to a system upgrade for the Company’s production of fertilizer products which offset the benefits of the Company’s new coal stick production line. Excluding this one time cost, Urea gross margins were relatively unchanged versus last year at 12.2 percent. Additionally, because the Company only has 45,000 tons of annualized methanol capacity, the Company had to purchase approximately 25,396 tons of outside methanol to meet expanded DME production, which accounted for approximately $8.0 million in cost of goods sold and resulted in DME gross margins of 13.0 percent. Gross profit increased 52.5 percent to $1.8 million while overall gross margins declined from 15.2 percent last year to 10.1 percent in the second quarter fiscal 2008 due primarily to the aforementioned expenses.

“As our new 100,000 tons of DME capacity came on line we needed to purchase outside methanol to meet demand, which had a significant impact on our gross margins,” commented Mr. Ben Wang, New Oriental Energy & Chemical Corporation’s Chief Financial Officer. “Going forward we intend to expand our internal methanol capacity over the next year to meet this demand, which is expected to have a positive impact on our overall profitability.”

Operating expenses for the second quarter of fiscal 2008 increased by 113.0 percent to $0.8 million as the Company incurred higher selling and distribution expenses related to the increase in total sales and higher general and administrative expenses due to the expansion in operations. Operating income for the second quarter increased 27.5 percent to $1.1 million with operating margins for the period declining to 6.0 percent from 10.8 percent last year.

Net Income Advances

Net income for the quarter increased 14.7 percent to $0.9 million with earnings per weighted average fully diluted share of $0.07 as compared to $0.8 million and $0.10 per share respectively last year. During the second quarter the Company had a 16.0 percent tax rate as compared to 2.2 percent last year. The Company utilized 12.64 million weighted average diluted shares outstanding for the second fiscal quarter this year as compared to 7.5 million last year. It is important to note that, because the Company did not go public until October 2006, only a portion of the fully diluted shares outstanding were used in last year’s calculation. It should be noted further that if EPS in the second quarter of fiscal 2007 was calculated on the basis of 12.64 million shares outstanding, EPS would have been $0.06 per share compared to $0.07 per share in the second quarter of fiscal 2008.

For the six months ended September 30, 2007, total sales were $32.9 million, an increase of 91.4 percent compared to $17.2 million reported for the first six months of last year. Gross profit increased to $4.5 million from $2.9 million in 2006, reflecting gross margins of 13.5 percent and 16.8 percent respectively. Operating income increased 34.6 percent to $2.8 million. Net income for the period was $1.9 million, which represented a 26.2 percent increase over the $1.5 million reported for the previous period, with earnings per weighted average fully diluted share of $0.15 and $0.20 respectively.

Balance Sheet Highlights

The Company ended the second quarter of fiscal 2008 with $15.7 million in cash and restricted cash as compared to $8.0 million at the end of fiscal 2007. Cash flow from operations was $2.6 million for the first six months of 2008 as the Company made further improvements in working capital management. Accounts receivable and inventory both decreased from the end of last year and remain at adequate levels. The Company had a total of $18.2 million in short term debt and notes payable as compared to $7.9 million at the end of fiscal 2007.

Financial Guidance

“For the third quarter we anticipate revenue of $22 million which would represent over a 100 percent increase from the third quarter last year and a 21 percent increase over the second quarter of this year. Given our current visibility we expect fiscal 2008 to be another year of record revenue and net income with full year revenue of at least $75 million,” concluded Mr. Chen Si Qiang.

Teleconference Information:

The Company will conduct a conference call to discuss these results at 4:30 p.m. ET on November 14, 2007. Interested participants should call 866-328-4270 when calling within the United States or 480-629-9564 when calling internationally. There will be a playback available until November 28, 2007. To listen to the playback, please call 800-406-7325 when calling within the United States or 303-590-3030 when calling internationally. Please use pass code 3801115 for the replay.

This call is being webcast by ViaVid Broadcasting and can be accessed by clicking on this link http://viavid.net/dce.aspx?sid=000047C4 or at ViaVid's website at www.viavid.net. The webcast can be accessed through December 14, 2007.

About New Oriental Energy & Chemical Corp.

New Oriental Energy & Chemical Corp. is an emerging alternative fuel and specialty chemical manufacturer based in Henan Province, China. The Company is focused on the production of Dimethyl ether (DME), Methanol and fertilizer products. The Company sells its products primarily through a network of distribution partners.

Safe Harbor Statement:

This earnings release contains forward-looking statements concerning New Oriental Energy & Chemical Corp. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, new product development, shipment timelines, market acceptance of DME and new products, additional competition from existing and new competitors, changes in technology or product techniques, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. New Oriental Energy & Chemical Corp. undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Company Contact:

New Oriental Energy & Chemical Corp.
Mr. Wang Gui Quan, President
Xicheng Industrial Zone of Luoshan, Xinyang
Henan Province, The People's Republic of China
Tel: (011-86) 376-2169211

Investors Contact:

Matthew Hayden
HC International, Inc.
matt@haydenir.com
ph: (858) 704-5065

Mark Miller
East West Network Group
mmeastwest@hotmail.com
Ph: (770) 436-7429

ASSETS
	September 30,	March 31,
	2007	2007
	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$7,456,591	$2,616,149

Restricted cash	8,220,629	5,430,426
Notes receivable	1,344,730	1,395,858
Inventories	2,474,159	3,786,130
Prepayments for goods	2,095,836	383,639
Taxes receivable	-	155,863
Due from employees	32,644	113,275
Other assets	537,577	204,508
Current assets of the discontinued operation	-	47,084
Total current assets	22,162,166	14,132,932

Plant and equipment, net	15,433,734	11,571,652
Land use rights, net	1,534,329	1,510,695
Construction in progress	3,326,257	5,208,277
Deposits	1,091,234	267,757
Deferred taxes	244,619	646,331
Other long-term assets	30,787	39,745
Other assets of the discontinued operation	-	125,875

TOTAL ASSETS	$43,823,126	$33,503,264

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$3,972,457	$2,259,834
Other payables and accrued liabilities	409,402	409,025
Short term debt	17,693,654	7,356,933
Notes payable	549,875	572,781
Customer deposits	3,509,118	5,385,425
Payable to contractors	62,717	96,861
Due to related parties	1,756,147	4,041,583
Taxes payable	781,637	25,063
Current liabilities of the discontinued operation	-	12,711
Total current liabilities	28,735,007	20,160,216

LONG-TERM LIABILITIES
Deferred taxes	1,113,571	1,619,110
Due to employees	120,033	115,816
Total long-term liabilities	1,233,604	1,734,926

TOTAL LIABILITIES	29,968,611	21,895,142

SHAREHOLDERS’ EQUITY
Common stock, par value $0.001 per share; 30,000,000 shares authorized, 12,640,000 shares issued and outstanding as of September 30, 2007 and March 31, 2007, respectively	12,640	12,640
Additional paid-in capital	4,573,205	4,573,205
Retained earnings (restricted portion was $439,248 and $440,182 as of September 30, 2007 and March 31, 2007, respectively)	8,449,928	6,563,558
Accumulated other comprehensive income	818,742	458,719

Total Shareholders’ Equity	13,854,515	11,608,122

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$43,823,126	$33,503,264

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

REVENUES	$18,215,622	$7,942,195	$32,902,228	$17,189,339

COST OF GOODS SOLD	(16,376,557)	(6,735,973)	(28,450,295)	(14,306,635)

GROSS PROFIT	1,839,065	1,206,222	4,451,933	2,882,704

Selling and distribution	208,584	135,497	644,997	373,087

General and administrative	541,512	216,615	1,020,280	438,639

INCOME FROM OPERATIONS	1,088,969	854,110	2,786,656	2,070,978

OTHER INCOME (EXPENSES)

Interest expense, net	(161,789)	(50,830)	(261,049)	(118,532)

Governments grants	79,332	-	78,714	-

Other income (expenses), net	(2,644)	(41,603)	7,905	(61,713)

INCOME FROM OPERATIONS BEFORE INCOME TAXES	1,003,868	761,677	2,612,226	1,890,733

INCOME TAXES	(160,976)	(16,842)	(747,548)	(399,468)

INCOME FROM CONTINUING OPERATIONS	842,892	744,835	1,864,678	1,491,265

DISCONTINUED OPERATION

Income (loss) from discontinued operation	1,761	8,356	1,761	3,591
Income from disposition of long term investment	19,359	-	19,931	-
NET INCOME	864,012	753,191	1,886,370	1,494,856

OTHER COMPREHENSIVE INCOME

Foreign currency translation gain	145,816	30,059	537,348	50,452
Unrealized gain on marketable securities	-	2,561	-	5,043
OTHER COMPREHENSIVE INCOME BEFORE TAX	145,816	32,620	537,348	55,495

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

INCOME TAX EXPENSE RELATED TO OTHER COMPREHENSIVE INCOME	64,603	10,765	177,325	18,313

OTHER COMPREHENSIVE INCOME, NET	81,213	21,855	360,023	37,182

COMPREHENSIVE INCOME	$945,225	775,046	2,246,393	$1,532,038

WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC AND DILUTED	12,640,000	7,500,000	12,640,000	7,500,000

INCOME PER SHARE FROM CONTINUING OPERATIONS, BASIC AND DILUTED	$0.07	$0.10	$0.15	$0.20

INCOME (LOSS) PER SHARE FROM INCOME (LOSS) FROM DISCONTINUED OPERATION, BASIC AND DILUTED	$-	$0.00	$-	$0.00

NET INCOME PER SHARE, BASIC AND DILUTED	$0.07	$0.10	$0.15	$0.20